Exhibit 99.1

Ares Management and Canada Pension Plan Investment
Board to Acquire Neiman Marcus Group

LOS ANGELES & TORONTO—September 9, 2013—Ares Management LLC and Canada Pension Plan Investment Board (CPPIB) announced today that their affiliates have entered into a definitive agreement to acquire Neiman Marcus Group LTD Inc. from a group of investors led by TPG and Warburg Pincus for a purchase price of US $6.0 billion.  A portion of the purchase price will be used at the closing to repay all amounts outstanding under the Company’s existing credit facilities other than its Debentures.  Ares and CPPIB will hold an equal economic interest in the legendary retailer, and the Company’s management will retain a minority stake.  The transaction is expected to close in the fourth quarter of 2013, subject to regulatory approvals and other customary closing conditions.

Based in Dallas, Texas, Neiman Marcus Group is one of the largest U.S. luxury retailers, comprised of 79 stores totalling more than 6.5 million gross square feet.  The Company operates 41 Neiman Marcus Stores, two Bergdorf Goodman locations in Manhattan and 36 Last Call outlet centers.  Its upscale online retailing division operates under the Neiman Marcus, Bergdorf Goodman, Last Call and Horchow brand names.

“We are delighted to join with CPPIB as a long-term investor in Neiman Marcus Group, a leading luxury retailer with global brand recognition that attracts shoppers from all over the world.  We share a common vision with the Company’s management team, led by its highly respected Chief Executive Officer Karen Katz, and together, we plan on investing meaningful capital into the business to ensure Neiman’s long-term position as the unparalleled leader in luxury retail,” said David Kaplan, Senior Partner and Co-Head of the Private Equity Group of Ares.  “This investment fits with our longstanding approach of accelerating growth in companies in the consumer and retail sectors.  As a result of this philosophy, we believe we have achieved superior growth with many consumer-facing businesses including Floor & Decor, General Nutrition Centers, House of Blues, Maidenform Brands, Samsonite, Serta, Simmons, Smart & Final and 99¢ Only Stores.”

“This is an excellent opportunity to invest in a leading omni-channel luxury retailer, operating two of the most iconic retail brands in the U.S.,” said André Bourbonnais, Senior Vice-President, Private Investments, CPPIB.  “We believe the Company’s strong market position, combined with an expected increase in U.S. luxury goods spending, provide attractive opportunities for future growth.  We are excited to partner once again with Ares, a like-minded, long-term partner of ours.”

“On behalf of the entire management team, we are delighted to be joining with Ares and CPPIB to continue enhancing our strong brands by offering our customers the best edited merchandise assortments as well as delivering a superlative omni-channel shopping experience.  For the past eight years, TPG and Warburg Pincus have been valued partners whose investment has supported our growth and strengthened our brands,” said Karen Katz, President and Chief Executive Officer of Neiman Marcus Group.  “In working through the transaction, I have been very impressed by the commitment of Ares and CPPIB to learning our business.  I have great confidence that our customers, associates and vendor partners will share my enthusiasm that our new investors will help us pursue a business dedicated to luxury and fashion, attentive service and innovative marketing.”

Credit Suisse acted as financial advisor to Neiman Marcus Group, and RBC Capital Markets and Deutsche Bank Securities Inc. acted as financial advisors to Ares and CPPIB, all of which provided committed debt financing in connection with the transaction.  Cleary Gottlieb Steen & Hamilton LLP acted as legal counsel to Neiman Marcus Group.  Proskauer Rose LLP acted as transaction counsel and Latham & Watkins LLP acted as finance counsel to Ares and CPPIB. Torys LLP acted as counsel to CPPIB.

Neiman Marcus Group’s currently outstanding 7.125% Senior Debentures due 2028 issued by its operating subsidiary, The Neiman Marcus Group, Inc., are expected to remain outstanding immediately following the closing of the transaction in accordance with the terms of the indenture governing such Debentures.

About Ares Management LLC

Ares Management LLC is a global alternative asset manager and SEC registered investment adviser with approximately $66 billion of committed capital under management and approximately 700 employees as of July 1, 2013. Ares is headquartered in Los Angeles with professionals located across the United States, Europe and Asia and invests across the capital structure — from senior debt to common equity. Ares’ investment activities are managed by dedicated teams in its Capital Markets, Private Debt, Private Equity and Real Estate investment platforms. Ares Management was built upon the fundamental principle that each platform benefits from being part of the greater whole. This multi-asset class synergy provides its professionals with insights into industry trends, access to significant deal flow and the ability to assess relative value. For additional information, visit www.aresmgmt.com.

About Canada Pension Plan Investment Board

Canada Pension Plan Investment Board (CPPIB) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (CPP) to pay current benefits on behalf of 18 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At June 30, 2013, the CPP Fund totalled C$188.9 billion. For more information about CPPIB, please visit www.cppib.com.

About Neiman Marcus Group

Neiman Marcus Group LTD Inc. operations include the Specialty Retail Stores segment and the On-Line segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus, Bergdorf Goodman and Last Call stores. The On-line segment conducts both catalog and online operations under the Neiman Marcus, Bergdorf Goodman and Horchow brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

Forward-Looking Statements

From time to time, Neiman Marcus Group LTD Inc. (the “Company”) may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” These statements are made based on management’s expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: weakness in domestic and global capital markets and other economic conditions and the impact of such conditions on the Company’s ability to obtain credit; general economic and political conditions or changes in such conditions, including relationships between the United States and the countries from which the Company sources its merchandise; economic, political, social or other events resulting in the short-or long-term disruption in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in the demographic or retail environment; changes in consumer preferences or fashion trends; changes in the Company’s relationships with customers due to, among other things, its failure to provide quality service and competitive loyalty programs, its inability to provide credit pursuant to its proprietary credit card arrangement or its failure to protect customer data or comply with regulations surrounding information security and privacy; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities; the ability to refinance the Company’s indebtedness under its senior secured credit facilities and the effects of any refinancing; the effects upon the Company of complying with the covenants contained in its senior secured credit facilities; restrictions on the terms and conditions of the indebtedness under the Company’s senior secured credit facilities may place on the Company’s ability to respond to changes in its business or to take certain actions; competitive responses to the Company’s loyalty programs, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers; changes in the financial viability of the Company’s competitors; seasonality of the retail business; adverse weather conditions or natural disasters, particularly during peak selling seasons; delays in anticipated store openings and renovations; the Company’s success in enforcing its intellectual property rights; changes in the Company’s relationships with designers, vendors and other sources of merchandise, including changes in the level of goods and/or changes in the form in which such goods are made available to us for resale; delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise; changes in foreign currency exchange or inflation rates; significant increases in paper, printing and postage costs; changes in key management personnel and the Company’s ability to retain key management personnel; changes in the Company’s relationships with certain of its key sales associates and the Company’s ability to retain its key sales associates; changes in government or regulatory requirements increasing the Company’s costs of operations; litigation that may have an adverse effect on the Company’s financial results or reputation; terrorist activities in the United States and elsewhere; the impact of funding requirements related to the Company’s pension plan; the Company’s ability to provide credit to its customers pursuant to its proprietary credit card program arrangement, including any future changes in the terms of such arrangement and/or legislation impacting the extension of credit to its customers; and the design and implementation of new information systems as well as enhancements of existing systems.

These and other factors that may adversely affect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

For more information:

Ares Management:
Mendel Communications LLC
Bill Mendel

(212) 397-1030
bill@mendelcommunications.com

CPPIB:

May Chong

(416) 868-8657

mchong@cppib.com

Neiman Marcus Group:

Ginger Reeder

VP, Corporate Communications

(214) 573-5822

Ginger_Reeder@neimanmarcus.com